As filed with the Securities and Exchange Commission on October 14, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Iambic Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-3364168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5627 Oberlin Drive, Suite 120

San Diego, California 92121

(619) 330-5499

(Address of principal executive offices, including zip code)

2026 Equity Incentive Plan

2026 Employee Stock Purchase Plan

Amended and Restated 2020 Equity Incentive Plan

(Full title of the plan)

Thomas Miller, Ph.D.

Chief Executive Officer

5627 Oberlin Drive, Suite 120

San Diego, California 92121

(619) 330-5499

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis Zachary B. Myers Christina L. Poulsen Victor T. Nilsson Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130 (858) 350-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S‑8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Iambic Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on October 8, 2026 which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2) The Registrant’s Prospectus to be filed with the Commission on or about October 15, 2026 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-299057); and

(3) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43509), filed with the Commission on October 13, 2026 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s Common Stock offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). Investment partnerships comprised of members of, and persons associated with, WSGR, directly or indirectly, own less than 1% of the outstanding shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We have adopted an amended and restated certificate of incorporation, which will become effective upon completion of our initial public offering and which will contain provisions that limit the liability of our directors and certain of our officers for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•
any breach of their duty of loyalty to us or our stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•
any transaction from which they derived an improper personal benefit.

Similarly, our officers who at the time of an act or omission as to which liability is asserted consented to or are deemed to have consented to certain service of process rules under Delaware law will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as officers, except for liability in connection with:

•
any breach of their duty of loyalty to us or our stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
any transaction from which they derived an improper personal benefit; or
•
any action by or in the right of the corporation.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated bylaws, which will become effective upon completion of our initial public offering, will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that will be included in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers as required by these indemnification provisions.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to our directors and officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation					X
23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)					X
24.1	Power of Attorney (included on the signature page hereto)					X
99.1	2026 Equity Incentive Plan and related form agreements	S-1/A	333-299057	10.3	10/8/2026
99.2	2026 Employee Stock Purchase Plan and related form agreements	S-1/A	333-299057	10.4	10/8/2026
99.3	Amended and Restated 2020 Equity Incentive Plan and related form agreements	S-1	333-299057	10.2	9/21/2026
107	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 14, 2026.

IAMBIC THERAPEUTICS, INC.

By:	/s/ Thomas Miller, Ph.D.
Thomas Miller, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Miller, Ph.D. and Michael Secora, Ph.D., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Miller, Ph.D. Thomas Miller, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	October 14, 2026

/s/ Michael Secora, Ph.D. Michael Secora, Ph.D.	Chief Financial Officer (Principal Financial and Accounting Officer)	October 14, 2026

/s/ Samit Hirawat, M.D. Samit Hirawat, M.D.	Director	October 14, 2026

/s/ Frederick Manby, Ph.D. Frederick Manby, Ph.D.	Director	October 14, 2026

/s/ Evan Rachlin, M.D. Evan Rachlin, M.D.	Director	October 14, 2026

/s/ William Rastetter, Ph.D. William Rastetter, Ph.D.	Director	October 14, 2026

/s/ Shalini Sharp Shalini Sharp	Director	October 14, 2026

/s/ Mary Tagliaferri, M.D. Mary Tagliaferri, M.D.	Director	October 14, 2026

/s/ R. Jacob Vogelstein, Ph.D. R. Jacob Vogelstein, Ph.D.	Director	October 14, 2026

/s/ Kurt von Emster Kurt von Emster	Director	October 14, 2026